EXHIBIT 99.1

[LONGVIEW FIBRE COMPANY LETTERHEAD]

FOR IMMEDIATE RELEASE

Major Markets Circuit

Contact:	Steve Buhaly
Senior Vice President and Chief Financial Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY SHAREHOLDERS APPROVE MERGER AGREEMENT

WITH BROOKFIELD ASSET MANAGEMENT INC.

LONGVIEW, Wash., April 19, 2007 – Longview Fibre Company (NYSE: LFB) (“Longview”) today announced that its shareholders approved the Agreement and Plan of Merger, dated as of February 2, 2007, as amended, by and among Longview, Brookfield Asset Management, Inc. and Horizon Acquisition Co., a wholly-owned subsidiary of Brookfield. As a result of this approval, Longview expects that the merger will be consummated shortly in accordance with the terms of the agreement.

About Longview Fibre Company

Longview Fibre Company is a real estate investment trust (REIT) engaged in the ownership and management of 588,000 acres of softwood timberlands predominantly located in western Washington and Oregon, and manufactures specialty paper and containers through a wholly-owned subsidiary. For more information, please visit Longview’s Web site at www.longviewfibre.com.

Statements in this press release that are not historical, including as to the expected timing of the completion of the merger, may be deemed forward-looking statements within the meaning of US federal securities laws. Although Longview believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transaction will be completed, and it is possible that actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including the closing conditions to which the completion of the merger is subject and other risk factors relating to Longview’s business and its industry that are detailed from time to time in Longview’s reports filed with the SEC. Longview undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to Longview’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

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